Exhibit 3

                        TERMINATION OF VOTING AGREEMENT

     This TERMINATION OF VOTING AGREEMENT (this "Termination Agreement"), dated as of May 17, 2004, by and between Domaines Barons de Rothschild (Lafite) S.C.A., a French company ("DBR"), and SFI Intermediate Ltd., a Texas limited partnership ("SFI"),

                              W I T N E S S E T H:

     WHEREAS, DBR and SFI are parties to that certain Voting Agreement, dated August 31, 2001 (the "Voting Agreement"), with respect to their respective holdings of shares of common stock, no par value ("Common Stock"), of The Chalone Wine Group, Ltd., a California corporation (the "Company"); and

     WHEREAS, DBR and SFI desire to terminate the Voting Agreement and certain other arrangements relating to their respective holdings of Common Stock as of 12:01 a.m. on May 17, 2004 (the "Effective Time");

     NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein and the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Termination of Voting Agreement. As of the Effective Time, the Voting Agreement shall be terminated and cease to be of any further force or effect, and neither DBR nor SFI shall have any further rights or obligations thereunder.

     2. Termination of Informal Arrangements. As of the Effective Time, any arrangement between DBI and SFI with respect to their respective holdings of Common Stock that is not reflected in the Voting Agreement, including the arrangement relating to open market purchases or sales of shares of Common Stock described in the fourth paragraph of Item 4 of Amendment No. 9 to the Statement on Schedule 13D filed by SFI with the Securities and Exchange Commission (the "SEC") with respect to its ownership of Common Stock and Item 4 of Amendment No. 20 to the Statement on Schedule 13D filed by DBR with the SEC with respect to its ownership of Common Stock, shall be terminated and cease to be of any further force or effect.

                  3. Beneficial Ownership Reporting. Each of DBR and SFI shall, as promptly as practicable after the Effective Time, file with the SEC an amendment to its Schedule 13D relating the Common Stock in which each such party shall make appropriate disclosure of the termination of the Voting Agreement and any other arrangements relating to their respective holdings of Common Stock as provided for in paragraphs 1 and 2 above.


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     4. Further Assurances. Each party hereto shall execute and deliver such other agreements and other documents and take such other actions as may reasonably be requested by the other party in order to effectuate the provisions of this Termination Agreement.

     5. Entire Agreement. This Termination Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

     6. Governing Law. This Termination Agreement shall governed by the laws of the State of California without reference to its conflict of law rules.

     7. Counterparts. This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective representatives, thereunto duly authorized, as of the day and year first above written.


                 DOMAINES BARONS DE ROTHSCHILD (LAFITE) S.C.A.


                 By: /s/ Eric de Rothschild
                     ----------------------
                     Eric de Rothschild
                     Managing Director



                 SFI INTERMEDIATE LTD.

                 By: GHA 1 Holdings, Ltd.,
                     its general partner


                 By: /s/ Phyllis S. Hojel
                     ----------------------
                     Phyllis S. Hojel
                     President


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